Exhibit 99.1

Senetek PLC Announces Improved Operating Results for the Quarter Ended June 30, 2005

NAPA, California, August 22, 2005 —Senetek PLC (OTCBB: SNTKY—News), www.senetekplc.com, a healthcare technologies company engaged in developing and marketing products for the anti-aging markets worldwide, today announced a reduced loss for the quarter ended June 30, 2005 of $(88,000), or $(0.00) per fully diluted share, compared to a loss for the quarter ended June 30, 2004 of ($312,000) or $(.01) per fully diluted share.

Revenues for the quarter ended June 30, 2005 totaled $1,477,000, comparable to the $1,442,000 reported for the second quarter of 2004. Increased revenue from Valeant Pharmaceuticals International and various European licensees, were partially offset by reduced royalty revenue from The Body Shop and from monoclonal antibodies.

Net loss for the six months ended June 30, 2005 totaled $(672,000) or $(0.01) per fully diluted share compared to net income of $320,000 for $0.01 per fully diluted share for the comparable period in 2004.

Revenues for the six months ended June 30, 2005 totaled $2,716,000 compared to $4,687,000 for the first six months of 2004. The decrease in 2005 revenues was primarily the result of the $1.5 million received as part of the March 2004 OMP legal settlement.

Operating expenses for the quarter and six months ended June 30, 2005 totaled $1.2 million and $2.7 million compared to $1.3 million and $3.5 million for the three and six months ended June 30, 2004. The reduction in operating expenses for the six months ended June 30, 2005 compared to 2004 resulted primarily from a $700,000 decrease in legal fees related to the OMP lawsuit settled in March 2004. Operating expenses for the six months ended June 30, 2005 included approximately $115,000 of severance payments related to the departure of a senior executive in connection with Senetek’s long term goal of operating expense reduction.

The Company’s bottom line benefited from reduced interest expense in the quarter and six months ended June 30, 2005 compared to 2004 of $59,000 and $116,000, resulting from $1.6 million of principal debt payments made in August 2004. Senetek’s income from discontinued operations was $89,000 and $75,000 in the six months ended June 30, 2005 and 2004. The Company is scheduled to collect an additional $325,000 over the next two years under the terms of the sale of its discontinued operations.

The Company’s current ratio as of June 30, 2005 is strong at 2.72 compared to 2.54 at December 31, 2004. As of June 30, 2005 the Company’s liquid position, represented by cash, cash equivalents and short term investments totaled $3.34 million, a decrease of $1,183,000 from December 31, 2004, primarily caused by the net loss for the six months ended June 30, 2005 of $(672,000) and reduction in the Company’s accounts payable and accrued expenses of $644,000.

Senetek expects its cash flow to improve beginning in 2006 as a result of the recently signed amendment to the Valeant license agreement under which the Company will receive minimum annual royalty payments of $6 million in contract year 2006, $7 million in contract year 2007, and $8 million in contract years 2008 through 2010, subject to a royalty credit to Valeant of $250,000 per quarter in consideration of previous payments.

Frank J. Massino, Chief Executive Officer, commenting on the financial performance, said, “Our liquidity and cash position remain strong and our loss for the quarter ended June 30, 2005 has narrowed as we continue to focus our efforts on skincare licensing and enhancing our portfolio of proprietary compounds. The recent signing of the amended license agreement with Valeant that expands their rights for Kinetin and provides exclusive rights for Zeatin, should provide Senetek with an outstanding revenue base and improved financial strength for future years. This should allow us the necessary working capital to continue our research in our primary core business, skincare and dermatological therapeutics, with the goal of bringing new proprietary compounds to market”.

Mr. Massino said the Company will conduct its quarterly conference call in the near future at which time it will address the Company’s financial performance as well as the strategic direction for the future. The Company will issue a press release in the near future with the date and time of the quarterly conference call.

Senetek is a life sciences-driven product development and licensing company focused on the high growth market for dermatological and skin care products primarily addressing photodamage and age-related skin conditions. Senetek’s patented compound Kinetin is a naturally occurring cytokinin that has proven effective in improving the appearance of aging skin with virtually none of the side effects associated with acid-based active ingredients. Senetek has licensed Kinetin to leading global and regional dermatological and skin care marketers including Valeant Pharmaceuticals, The Body Shop and Revlon. Senetek’s researchers at the University of Aarhus, Denmark, also are collaborating with the Institute of Experimental Botany, Prague, and with the Department of Dermatology, University of California at Irvine, to identify and evaluate additional new biologically active compounds for this high growth field.

Visit Senetek PLC’s Web site at http://www.senetekplc.com.

Senetek PLC Investor Relations Contact:

1-707-226-3900 ext. 102

E-Mail: Pknopick@eandecommunications.com

Safe Harbor Statement:

This news release contains statements that may be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act, including those indicating the financial outlook for fiscal 2005 and those that might imply commercial potential and successful evaluation and development of new compounds. Forward-looking statements by their nature involve substantial uncertainty, and actual results may differ materially from those that might be suggested by such statements. Important factors identified by the Company that it believes could result in such material differences are described in the Company’s Annual Report on Form 10-K for the year 2004. However, the Company necessarily can give no assurance that it has identified or will identify all of the factors that may result in any particular forward-looking statement materially differing from actual results, and the Company assumes no obligation to correct or update any forward-looking statements which may prove to be inaccurate, whether as a result of new information, future events or otherwise.